EXHIBIT 99.1

THE BRICKMAN GROUP, LTD REPORTS FIRST QUARTER RESULTS

Langhorne, PA – May 7, 2004- The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., announced EBITDA for the three months ended March 31, 2004 of $3.3 million. This represents a decrease of $0.4 million over the first quarter of 2003. This decrease was attributable to a decrease in snow revenue and higher overhead costs associated with a larger business offset by increases in landscape maintenance and design build revenues. At March 31, 2004, Brickman’s net debt was 3.2 times trailing twelve months EBITDA. This compares to net debt of 4.0 times EBITDA at March 31, 2003. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of the Company’s operating performance or cash flow as a measure of its liquidity. Management believes EBITDA is a meaningful measure of the Company’s earnings because of the significance of non-cash charges in the Company’s net income (loss) and believes EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures used in the Company’s credit agreement and the indenture for the Company’s senior subordinated notes for calculating financial and other covenants.

Brickman’s net loss in the first quarter of 2004, $5.6 million, was approximately the same as the first quarter 2003’s net loss. In addition to the factors affecting EBITDA described above, amortization expense was down $0.7 million from the first quarter of 2003. Average debt outstanding in the first quarter of 2004 was $192.5 million compared to $200.3 million in the first quarter 2003. Also, the weighted average rate of interest on outstanding debt in the first quarter of 2004 was 10.2% compared to 9.9% in the first quarter of 2003.

First quarter revenues were $70.4 million, a decrease of $5.0 million, or 6.7% over the same period in 2003. This decrease was driven by a decrease in snow removal revenue of $11.5 million (28.7%), offset by increases in landscape service maintenance revenue of $6.2 million (19.9%) and design build revenue of $0.3 million (7.8%). The increase in landscape service revenues was the result of new contract sales and weather conditions that allowed landscape operations to begin sooner than in 2003. Margins improved compared to 2003 when wet weather and snowfall in many markets presented production and scheduling challenges. The more normal snowfall in 2004 resulted in a greater percentage of revenue from higher margin landscape maintenance revenue than in 2003. General and administrative expenses in the first quarter of 2004 increased $0.8 million (5.5%) compared to the first quarter of 2003.

For the twelve months ended March 31, 2004 the Company generated revenue of $344.4 million, gross profit of $107.7 million, net income of $1.2 million, and EBITDA of $55.8 million. Twelve month amounts are unaudited and have been calculated by subtracting the unaudited results for the three month period ended March 31, 2003 from the audited results for the year ended December 31, 2003 and adding the unaudited results for the three months ended March 31, 2004 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	Three months ended March 31, 2003	Three months ended March 31, 2004	Twelve Months Ended March 31, 2003	Twelve Months Ended March 31, 2004
Net income (loss)	$(5.6)	$(5.6)	$12.9	$1.2
Interest expense	5.0	5.0	9.3	19.9
Income taxes	(3.9)	(3.8)	10.5	.9
Depreciation	2.4	2.6	9.1	10.3
Amortization	5.8	5.1	8.0	23.5

EBITDA	$3.7	$3.3	$49.8	$55.8

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	March 31, 2003	March 31, 2004
Accrued Interest	$4,945	$5,140
Capital lease obligation	759	439
Long-term debt	199,008	189,000

Total debt	$204,712	$194,579
Less: cash	6,963	15,698

Net debt	$197,749	$178,881

Trailing twelve months EBITDA	$49,763	$55,785

Ratio of Net debt to EBITDA	4.0x	3.2x

The Company’s working capital at March 31, 2004 was $10.4 million compared to a working capital of $25.0 million at December 31, 2003. The decrease in working capital resulted from a $5.0 million voluntary prepayment of principal on the Company’s term loan and a $4.8 million acquisition of a landscape company. There was no outstanding balance on the Company’s $30.0 million revolving credit facility at March 31, 2004. Cash flow from operations for the first three months of 2004 was $15.0 million, an increase of $9.5 million compared to the first three months of 2003. The variance was primarily attributable to an improvement in the collection of receivables. Capital expenditures for the first three months were $4.1 million compared to $3.7 million in the first three months of 2003.

Brickman will host a conference call to discuss the first quarter results on May 10, 2004 at 2:00 PM EST. The call may be accessed by dialing 800-682-5077. The call will be recorded with replay accessible from May 11, 2004 through May 17, 2004 by dialing 800-558-5253, reservation #21194791.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Consolidated Balance Sheet

(in thousands)

	Unaudited		Unaudited
	March 31, 2003	December 31, 2003	March 31, 2004
Current assets	$57,196	$65,811	$62,029
Property & equipment	27,501	26,130	27,846
Other assets	9,635	9,739	10,181
Intangibles and Goodwill	147,911	130,633	129,850

Total Assets	$242,243	$232,313	$229,906

Current liabilities, less current maturities	$42,786	$35,467	$45,238
Current maturities of long-term debt	5,309	5,307	6,424

Current Liabilities	48,095	40,774	51,662
Long-term debt	194,458	190,215	183,015
Other liabilities	2,168	804	840

Total Liabilities	244,721	231,793	235,517
Shareholders’ Equity (Deficit)	(2,478)	520	(5,611)

Total Liabilities and Shareholders’ Equity (Deficit)	$243,243	$232,313	$229,906

The Brickman Group, Ltd.

Condensed Consolidated Operating Information

(in thousands)

	Three months ended March 31, 2003	Three months ended March 31, 2004	Twelve Months Ended March 31, 2004
Net service revenues	$75,417	$70,399	$344,428
Gross profit	15,840	16,009	107,680
Income (loss) from operations	(4,445)	(4,413)	22,025
Net income (loss)	(5,609)	(5,626)	1,184